United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

Under the Securities Exchange Act of 1934

Stereotaxis, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

85916J102

(CUSIP Number)

                December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[Check one]

[	]Rule 13d-1(b)
[	]Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 85916J102	SCHEDULE 13G	Page 1 of 26

(1) Names of reporting persons.	Sanderling II Limited Partnership
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	480
(6) Shared voting power.	0
(7) Sole dispositive power.	480
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	480 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.0% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 2 of 26

(1) Names of reporting persons.	Sanderling IV Biomedical Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	542,238
(6) Shared voting power.	0
(7) Sole dispositive power.	542,238
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	542,238 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	1.7% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 3 of 26

(1) Names of reporting persons.	Sanderling V Beteiligungs GmbH & Co. KG
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	114,536
(6) Shared voting power.	0
(7) Sole dispositive power.	114,536
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	114,536 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.4% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 4 of 26

(1) Names of reporting persons.	Sanderling V Biomedical Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	412,018
(6) Shared voting power.	0
(7) Sole dispositive power.	412,018
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	412,018 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	1.3% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 5 of 26

(1) Names of reporting persons.	Sanderling V Limited Partnership
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	123,572
(6) Shared voting power.	0
(7) Sole dispositive power.	123,572
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	123,572 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.4% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 6 of 26

(1) Names of reporting persons.	Sanderling Venture Partners II, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	781,351
(6) Shared voting power.	0
(7) Sole dispositive power.	781,351
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	781,351 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	2.4% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 7 of 26

(1) Names of reporting persons.	Sanderling Venture Partners IV Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	224,515
(6) Shared voting power.	0
(7) Sole dispositive power.	224,515
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	224,515 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.7% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 8 of 26

(1) Names of reporting persons.	Sanderling Venture Partners V Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	702,407
(6) Shared voting power.	0
(7) Sole dispositive power.	702,407
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	702,407 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	2.1% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 9 of 26

(1) Names of reporting persons.	Sanderling Management Limited, Custodian FBO Sanderling Ventures Limited, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	301,745
(6) Shared voting power.	0
(7) Sole dispositive power.	301,745
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	301,745 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.9% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 10 of 26

(1) Names of reporting persons.	Sanderling Ventures Management V
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	28,625
(6) Shared voting power.	0
(7) Sole dispositive power.	28,625
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	28,625 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.1% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 11 of 26

(1) Names of reporting persons.	Sanderling Management Limited, Custodian FBO Middleton-McNeil, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	75,435
(6) Shared voting power.	0
(7) Sole dispositive power.	75,435
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	75,435 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.2% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 12 of 26

(1) Names of reporting persons.	Sanderling Venture Partners VI Co-Investment Fund, L.P.
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	California
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	153,209
(6) Shared voting power.	0
(7) Sole dispositive power.	153,209
(8) Shared dispositive power.	0
(9) Aggregate amount beneficially owned by each reporting person.	153,209 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	0.5% Please see Attachment A
(12) Type of reporting person (see instructions).	PN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 13 of 26

(1) Names of reporting persons.	Fred A. Middleton
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	135,156
(6) Shared voting power.	3,640,131
(7) Sole dispositive power.	135,156
(8) Shared dispositive power.	3,640,131
(9) Aggregate amount beneficially owned by each reporting person.	3,595,287 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	10.9% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 14 of 26

(1) Names of reporting persons.	Robert G. McNeil
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	60,173
(6) Shared voting power.	3,460,131
(7) Sole dispositive power.	60,173
(8) Shared dispositive power.	3,640,131
(9) Aggregate amount beneficially owned by each reporting person.	3,520,304 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	10.7% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 15 of 26

(1) Names of reporting persons.	Timothy C. Mills
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	90,277
(6) Shared voting power.	1,758,882
(7) Sole dispositive power.	90,277
(8) Shared dispositive power.	1,758,882
(9) Aggregate amount beneficially owned by each reporting person.	1,849,159 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	5.6% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 16 of 26

(1) Names of reporting persons.	Timothy J. Wollaeger
I.R.S. identification Nos. of above persons (entities only).
(2) Check the appropriate box if a member of a group	(a)
(see instructions)	(b) x
(3) SEC use only.
(4) Citizenship or place of organization.	United States of America
Number of shares beneficially owned by each reporting person with:
(5) Sole voting power.	0
(6) Shared voting power.	1,758,882
(7) Sole dispositive power.	0
(8) Shared dispositive power.	1,758,882
(9) Aggregate amount beneficially owned by each reporting person.	1,758,882 Please see Attachment A
(10) Check if the aggregate amount in Row (9) excludes certain shares (see instructions).
(11) Percent of class represented by amount in Row (9).	5.3% Please see Attachment A
(12) Type of reporting person (see instructions).	IN

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

CUSIP No. 85916J102	SCHEDULE 13G	Page 17 of 26

Item 1.

(a)	Name of issuer:

Stereotaxis, Inc.

(b)	Address of issuer’s principal executive offices:

4041 Forest Park Avenue

St. Louis, MO 63108

Item 2.

(a)	Name of person filing:

Sanderling II Limited Partnership

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling V Limited Partnership

Sanderling Venture Partners II, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.

Sanderling Ventures Management V

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.

Sanderling Venture Partners VI Co-Investment Fund, L.P.

Fred A. Middelton

Robert G. McNeil

Timothy C. Mills

Timothy J. Wollaeger

The foregoing persons, sometimes collectively referred to herein as the “Reporting Persons,” have entered into a Joint filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit A (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended.

(b)	Address of principal business office or, if none, residence:

The address of the business office of each Reporting Person is:

c/o Sanderling Ventures

400 South El Camino Real

Suite 1200

San Mateo, California 94402-1708

CUSIP No. 85916J102	SCHEDULE 13G	Page 18 of 26

(c)	Citizenship:

Sanderling II Limited Partnership	California
Sanderling IV Biomedical Co-Investment Fund, L.P.	California
Sanderling V Beteiligungs GmbH & Co. KG	California
Sanderling V Biomedical Co-Investment Fund, L.P.	California
Sanderling V Limited Partnership	California
Sanderling Venture Partners II, L.P.	California
Sanderling Venture Partners IV Co-Investment Fund, L.P.	California
Sanderling Venture Partners V Co-Investment Fund, L.P.	California

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	California
Sanderling Ventures Management V	California

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.	California
Sanderling Venture Partners VI Co-Investment Fund, L.P.	California
Fred A. Middelton	United States of America
Robert G. McNeil	United States of America
Timothy C. Mills	United States of America
Timothy J. Wollaeger	United States of America

(d)	Title of class of securities:

Common Stock, par value $0.001 per share, of Stereotaxis, Inc.

(e)	CUSIP No.:

85916J102

Item 3.    If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	[	]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	[	]	Bank as defined in section 3(a)(6) of the of the Act (15 U.S.C. 78c).

(c)	[	]	Insurance company as defined in section 3(a)(19) of the of the Act (15 U.S.C. 78c).

(d)	[	]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	[	]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	[	]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	[	]	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	[	]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	[	]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	[	]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 85916J102	SCHEDULE 13G	Page 19 of 26

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

Sanderling II Limited Partnership	480
Sanderling IV Biomedical Co-Investment Fund, L.P.	542,238
Sanderling V Beteiligungs GmbH & Co. KG	114,536
Sanderling V Biomedical Co-Investment Fund, L.P.	412,018
Sanderling V Limited Partnership	123,572
Sanderling Venture Partners II, L.P.	781,351
Sanderling Venture Partners IV Co-Investment Fund, L.P.	224,515
Sanderling Venture Partners V Co-Investment Fund, L.P.	702,407

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	301,745
Sanderling Ventures Management V	28,625

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.	75,435
Sanderling Venture Partners VI Co-Investment Fund, L.P.	153,209
Fred A. Middelton	3,595,287
Robert G. McNeil	3,520,304
Timothy C. Mills	1,849,159
Timothy J. Wollaeger	1,758,882

(b)	Percent of class:

Sanderling II Limited Partnership	0.0%
Sanderling IV Biomedical Co-Investment Fund, L.P.	1.7%
Sanderling V Beteiligungs GmbH & Co. KG	0.4%
Sanderling V Biomedical Co-Investment Fund, L.P.	1.3%
Sanderling V Limited Partnership	0.4%
Sanderling Venture Partners II, L.P.	2.4%
Sanderling Venture Partners IV Co-Investment Fund, L.P.	0.7%
Sanderling Venture Partners V Co-Investment Fund, L.P.	2.1%

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	0.9%
Sanderling Ventures Management V	0.1%

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.	0.2%
Sanderling Venture Partners VI Co-Investment Fund, L.P.	0.5%
Fred A. Middleton	10.9%
Robert G. McNeil	10.7%
Timothy C. Mills	5.6%
Timothy J. Wollaeger	5.3%

Note: all information regarding percentages in this Schedule 13G gives effect to the issuance of 5,500,000 shares in a public offering consummated on February 1, 2006.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

Sanderling II Limited Partnership	480

CUSIP No. 85916J102	SCHEDULE 13G	Page 20 of 26

Sanderling IV Biomedical Co-Investment Fund, L.P.	542,238
Sanderling V Beteiligungs GmbH & Co. KG	114,536
Sanderling V Biomedical Co-Investment Fund, L.P.	412,018
Sanderling V Limited Partnership	123,572
Sanderling Venture Partners II, L.P.	781,351
Sanderling Venture Partners IV Co-Investment Fund, L.P.	224,515
Sanderling Venture Partners V Co-Investment Fund, L.P.	702,407

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	301,745
Sanderling Ventures Management V	28,625

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.	75,435
Sanderling Venture Partners VI Co-Investment Fund, L.P.	153,209
Fred A. Middleton	135,156
Robert G. McNeil	60,173
Timothy C. Mills	90,277
Timothy J. Wollaeger	0

(ii) Shared power to vote or to direct the vote:

Sanderling II Limited Partnership	0
Sanderling IV Biomedical Co-Investment Fund, L.P.	0
Sanderling V Beteiligungs GmbH & Co. KG	0
Sanderling V Biomedical Co-Investment Fund, L.P.	0
Sanderling V Limited Partnership	0
Sanderling Venture Partners II, L.P.	0
Sanderling Venture Partners IV Co-Investment Fund, L.P.	0
Sanderling Venture Partners V Co-Investment Fund, L.P.	0

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	0
Sanderling Ventures Management V	0

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.	0
Sanderling Venture Partners VI Co-Investment Fund, L.P.	0
Fred A. Middleton	3,460,131
Robert G. McNeil	3,460,131
Timothy C. Mills	1,758,882
Timothy J. Wollaeger	1,758,882

(iii) Sole power to dispose or to direct the disposition of:

Sanderling II Limited Partnership	480
Sanderling IV Biomedical Co-Investment Fund, L.P.	542,238
Sanderling V Beteiligungs GmbH & Co. KG	114,536
Sanderling V Biomedical Co-Investment Fund, L.P.	412,018
Sanderling V Limited Partnership	123,572
Sanderling Venture Partners II, L.P.	781,351
Sanderling Venture Partners IV Co-Investment Fund, L.P.	224,515
Sanderling Venture Partners V Co-Investment Fund, L.P.	702,407

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	301,745
Sanderling Ventures Management V	28,625

Sanderling Management Limited,

CUSIP No. 85916J102	SCHEDULE 13G	Page 21 of 26

Custodian FBO Middleton-McNeil, L.P.	75,435
Sanderling Venture Partners VI Co-Investment Fund, L.P.	153,209
Fred A. Middleton	135,156
Robert G. McNeil	60,173
Timothy C. Mills	90,277
Timothy J. Wollaeger	0

(iv) Shared power to dispose or to direct the disposition of:

Sanderling II Limited Partnership	0
Sanderling IV Biomedical Co-Investment Fund, L.P.	0
Sanderling V Beteiligungs GmbH & Co. KG	0
Sanderling V Biomedical Co-Investment Fund, L.P.	0
Sanderling V Limited Partnership	0
Sanderling Venture Partners II, L.P.	0
Sanderling Venture Partners IV Co-Investment Fund, L.P.	0
Sanderling Venture Partners V Co-Investment Fund, L.P.	0

Sanderling Management Limited,

Custodian FBO Sanderling Ventures Limited, L.P.	0
Sanderling Ventures Management V	0

Sanderling Management Limited,

Custodian FBO Middleton-McNeil, L.P.	0
Sanderling Venture Partners VI Co-Investment Fund, L.P.	0
Fred A. Middleton	3,460,131
Robert G. McNeil	3,460,131
Timothy C. Mills	1,758,882
Timothy J. Wollaeger	1,758,882

Item 5.

Ownership of Five Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.         [ ]

Item 6.

Ownership of More than Five Percent on Behalf of Another Person. If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than 5 percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.

CUSIP No. 85916J102	SCHEDULE 13G	Page 22 of 26

Item 8.

Identification and Classification of Members of the Group. If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable.

Item 9.

Notice of Dissolution of Group. Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed. If required, by members of the group, in their individual capacity. See Item 5.

Not applicable.

Item 10. Certifications.

Not applicable.

CUSIP No. 85916J102	SCHEDULE 13G	Page 23 of 26

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2006

Sanderling II Limited Partnership

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling V Limited Partnership

Sanderling Venture Partners II, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling Management Limited, Custodian FBO Sanderling Ventures Limited, L.P.

Sanderling Ventures Management V

Sanderling Management Limited, Custodian FBO Middleton-McNeil, L.P.

By:	/s/ Fred A. Middleton
Fred A. Middelton
General Partner

/s/ Fred A. Middleton

Fred A. Middleton

/s/ Robert G. McNeil

Robert G. McNeil

/s/ Timothy C. Mills

Timothy C. Mills

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger

CUSIP No. 85916J102	SCHEDULE 13G	Page 24 of 26

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: February 14, 2006

Sanderling II Limited Partnership

Sanderling IV Biomedical Co-Investment Fund, L.P.

Sanderling V Beteiligungs GmbH & Co. KG

Sanderling V Biomedical Co-Investment Fund, L.P.

Sanderling V Limited Partnership

Sanderling Venture Partners II, L.P.

Sanderling Venture Partners IV Co-Investment Fund, L.P.

Sanderling Venture Partners V Co-Investment Fund, L.P.

Sanderling Management Limited, Custodian FBO Sanderling Ventures Limited, L.P.

Sanderling Ventures Management V

Sanderling Management Limited, Custodian FBO Middleton-McNeil, L.P.

Sanderling Venture Partners VI Co-Investment Fund, L.P.

By:	/s/ Fred A. Middleton
Fred A. Middelton
General Partner

/s/ Fred A. Middleton

Fred A. Middleton

/s/ Robert G. McNeil

Robert G. McNeil

/s/ Timothy C. Mills

Timothy C. Mills

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger

CUSIP No. 85916J102	SCHEDULE 13G	Page 25 of 26

Attachment A

Middleton-McNeil Associates, L.P. is the general partner of Sanderling Venture Partners II, L.P. and has voting and dispositive authority over the shares owned by Sanderling Venture Partners II, L.P. Middleton-McNeil Associates, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil, L.P. is the general partner of Sanderling II Limited Partnership and has voting and dispositive authority over the shares owned by such entities. Middleton-McNeil, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, LLC is the general partner of Sanderling IV Biomedical Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by Sanderling IV Biomedical Co-Investment Fund, L.P. Middleton-McNeil Associates IV, LLC is managed by its members, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton-McNeil Associates IV, L.P. is the general partner of Sanderling Venture Partners IV Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by Sanderling Venture Partners IV Co-Investment Fund, L.P. Middleton-McNeil Associates IV, L.P. is managed by its general partners, Fred A. Middleton and Robert G. McNeil. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Middleton, McNeil & Mills Associates V, LLC is the Investment General Partner of Sanderling V Limited Partnership and Sanderling V Beteiligungs GmbH & Co. KG and the General Partner of Sanderling V Biomedical Co-Investment Fund, L.P. and Sanderling Venture Partners V Co-Investment Fund, L.P. and has voting and dispositive authority over the shares owned by such entities. Middleton, McNeil & Mills Associates V, LLC is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Sanderling Ventures Management V is managed by Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger, the individuals who have invested under the d/b/a Sanderling Ventures Management V, which individuals have voting and dispositive power over the shares owned by Sanderling Ventures Management V. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

CUSIP No. 85916J102	SCHEDULE 13G	Page 26 of 26

Middelton, McNeil, Mills & Associates, VI, LLC is the Investment General Partner of Sanderling Venture Partners VI Co-Investment Fund, L.P. and has voting and dispositive power over the shares owned by such entity. Sanderling Venture Partners VI Co-Investment Fund, L.P. is managed by its managing directors, Fred A. Middleton and Robert G. McNeil, Timothy C. Mills and Timothy J. Wollaeger. Such individuals disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.